Exhibit 99.1

News Release

Media Contact:

Norma Dunn –	(816) 467-3143

Media Relations – (816) 467-3000

Investor Contact:

Neala Hackett –	(816) 467-3562

AQUILA'S 2005 UTILITY EARNINGS INCREASE OVER 2004;

YEARLY NET LOSS PER SHARE NARROWS

Earnings Conference Call and Webcast Are Today at 9:30 a.m. Eastern

KANSAS CITY, MO, March 7, 2006 – Aquila, Inc. (NYSE:ILA) today reported a fully diluted loss of 60 cents a share for the year ended December 31, 2005, or a net loss of $230 million, compared to a loss of $1.13 per fully diluted share, or a net loss of $292.5 million, in 2004. Annual sales were $1.3 billion in 2005 versus $971 million in 2004. Earnings before interest, taxes, depreciation and amortization (EBITDA) for the continuing and discontinued electric and gas utility businesses were $326.1 million in 2005, a $40.6 million increase over 2004 levels.

“Although significant losses were incurred in our merchant and corporate activities, our utility business continues to show steady improvement,” said Richard C. Green, Aquila chairman and chief executive officer. “We continue to execute the final stages of our repositioning strategies aimed at regaining financial strength. Although these decisions have been tremendously difficult for our organization, the closing of our utility asset sales this year for a combined base price of almost $900 million will be a significant milestone on our path to greater financial stability.”

Aquila made significant progress toward achieving its repositioning plan in 2005 and the first two months of 2006. Highlights included the following:

•	Signing agreements to sell its Kansas electric operations and its Michigan, Minnesota and Missouri gas operations to three buyers for a total base purchase price of $896.7 million;

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•	Settling rate cases related to its Kansas gas and electric utility operations, its Missouri electric and steam operations, and its Iowa gas utility operations;
•

Completing an exchange offer that converted approximately 98.9 percent of its Premium Income Equity Security (PIES) units into Aquila common stock earlier than the mandatory conversion date of September 15, 2007, which reduced interest expense;

•

Entering into secured and unsecured revolving credit and letter of credit facilities with a total capacity of $480 million to fund its peak working capital requirements, as well as a five-year, $300 million credit agreement to support Aquila’s investment in the Iatan 2 generating plant and its share of certain environmental improvements required at Iatan 1;

•

Continuing to exit merchant obligations and sell merchant assets, including the Batesville tolling contract, the PacifiCorp stream flow contract, the company’s 4.5 percent ownership interest in ICE, and the Red Lake gas storage development project;

•	Entering into agreements to sell the Goose Creek and Raccoon Creek merchant peaking plants to AmerenUE for a total purchase price of $175 million; and
•	Entering into an agreement to sell its communications business, Everest Connections, for a base purchase price of $85.7 million.

Aquila expects to continue this progress in 2006 by closing the four utility asset sales, the two merchant peaking plant sales, and the Everest Connections sale; improving utility operational efficiency; and using sales proceeds to pay down debt and long-term liabilities and generally improve the company’s credit profile.

Fourth Quarter 2005 Results

For the fourth quarter of 2005, the company reported a loss of 34 cents per fully diluted share, or a net loss of $127.8 million, compared to a loss of 21 cents per fully diluted share, or a net loss of $81 million, in the fourth quarter of 2004. Sales in the fourth quarter of 2005 totaled $397.7 million, compared to sales of $272 million during the same period in 2004. The primary factor impacting fourth quarter 2005 results was the $159.5 million impairment of the Illinois peaking facilities mentioned above; fourth quarter 2004 results included $55.9 million in losses related to the termination of a long-term gas supply contract and $19.5 million in impairments on three natural gas combustion turbines and the Red Lake gas storage development project.

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Overall Utility Performance

Due to the pending utility asset sales, Aquila reports the results of its Kansas electric utility and its Michigan, Minnesota, and Missouri natural gas utilities as discontinued operations. Aquila will continue to manage these businesses through the transition to the acquiring companies.

The following table summarizes the continuing and discontinued components of Aquila’s full-year 2005 utility earnings. Operating expenses of the utilities held for sale include only the direct expenses of those utilities; as required by accounting rules, allocated costs continue to be reported in the Electric Utilities and Gas Utilities segments. Aquila is developing a comprehensive plan to eliminate the majority of these allocated costs when the centralized support services are no longer required, and expects that a portion of the costs may be reallocated to the remaining utility divisions to sustain the appropriate customer service levels in the ongoing business.

Total Utilities EBITDA
	2005			2004
In millions	Electric	Gas	Total	Total
Utilities EBITDA:
Remaining states	$158.7	$64.9	$223.6	$204.8
Less allocated expenses of Kansas electric and Michigan, Minnesota, and Missouri gas	(11.0)	(31.3)	(42.3)	(39.6)
Continuing operations	147.7	33.6	181.3	165.2
Discontinued operations	47.9	96.9	144.8	120.3
Total Utilities EBITDA	$195.6	$130.5	$326.1	$285.5

Aquila’s electric and natural gas utilities reported EBITDA of $326.1 million in 2005, compared to $285.5 million in 2004. The improvement in the 2005 utility performance is primarily attributed to the favorable impact of weather on the electric utilities, growth in the number of electric and gas customers served, and rate increases resulting from agreements reached in various rate cases. These rate changes served to offset increased labor and compensation costs experienced in 2005.

Continuing Utilities Performance

The continuing electric utility operations in Missouri and Colorado and the continuing natural gas utility operations in Iowa, Kansas, Nebraska and Colorado reported 2005 EBITDA of

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$181.3 million, compared to $165.2 million in 2004. Electric Utilities EBITDA was $147.7 million in 2005, up from $130.3 million a year earlier. Gas Utilities EBITDA was $33.6 million in 2005, down slightly from $34.9 million in 2004.

Continuing Operations - Electric Utilities

Sales from electric operations were $684.7 million in 2005, up from $594.9 million a year earlier. Gross profit was $329 million, up from $298.8 million in 2004. The improvement in gross profit was primarily due to the favorable impacts of weather, growth in the number of customers served, and rate increases resulting from Missouri and Colorado rate cases settled in 2004. Operating expenses increased $15.2 million over 2004 levels primarily due to employee wage adjustments that keep them competitive with peer companies, the cost of improvements to the company’s pension plans, rising medical benefit costs, and maintenance expenses associated with storm-related outages in 2005.

Continuing Operations - Gas Utilities

Sales from natural gas operations were $631.1 million in 2005, up from $529 million a year earlier. Gross profit was $164.3 million, up from $159.9 million in 2004. The increase in gross profit was due to a Kansas rate change effective in June 2005, an interim rate increase in Iowa effective in May 2005, and growth in the number of customers served as compared to 2004. Operating expenses increased $7.2 million over 2004 due to the employee wage adjustments, pension plan enhancements, and rising medical benefit costs discussed above.

Discontinued Utility Operations

The four held-for-sale utility businesses reported EBITDA of $144.8 million in 2005, which was a $24.5 million increase over earnings of $120.3 million reported in 2004. Significant factors bolstering 2005 performance include property tax settlements in Michigan and Minnesota, lower property taxes in all states held for sale, the favorable impacts of weather on Kansas electric operations, growth in the number of customers served, and rate increases resulting from the settlement of Kansas electric and Missouri gas rate cases.

Merchant Services

Merchant Services, which is conducted through the company’s Aquila Merchant Services, Inc. (Aquila Merchant) subsidiary, reported a loss before interest, taxes, depreciation and

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amortization of $22.6 million in 2005, compared to a loss of $416.7 million in 2004. Gross loss was $42.8 million in 2005, compared to a gross loss of $208.9 million a year earlier.

The improvement in this year’s loss is primarily related to a reduction in losses associated with the wind-down of this business. Included in the 2004 loss were $185.5 million of net losses on sale of assets and other charges, including a loss on the termination of four long-term gas contracts, a loss on the transfer of Aquila Merchant’s equity interest in the Aries power project and termination of the related tolling obligation, and an impairment charge on the Red Lake gas storage project investment. These charges were offset by small gains related to the sale of Aquila Merchant’s equity method investments in independent power plants, the sale of the Marchwood development project in the United Kingdom, a distribution from BAF Energy, and a reserve reduction for the anticipated settlement of Aquila Merchant’s outstanding liabilities to Enron.

Net gain on sale of assets and other charges in 2005 consists of pretax gains of $16.3 million on the termination of the Batesville tolling agreement and related forward sale contract, $9.3 million on the sale of Aquila Merchant’s investment in ICE, and $6.2 million on the sale of the Red Lake gas storage development project.

These improvements were offset in part by decreased operating expenses from 2004 of $18.1 million primarily due to the refund of approximately $7.2 million of value-added taxes previously incurred by Aquila Merchant’s European trading business, a $7.1 million reduction in the allowance for bad debts, reduced surety payments due to the settlement of four long-term gas contracts in 2004, and reduced staffing needed to manage the remaining trading positions and non-regulated power generation assets. These cost reductions were offset in part by the provision of a $9 million reserve in 2005 related to certain price reporting litigation. Restructuring charges increased $5.9 million in 2005 compared to 2004 primarily due to the termination of most of the remaining leases associated with Aquila Merchant’s former headquarters.

Corporate and Other

Corporate and Other reported a 2005 loss before interest and taxes, depreciation and amortization of $103.2 million, compared to a $23.8 million loss a year earlier. The primary factor in the 2005 Corporate and Other loss was an $82.3 million charge related to the early conversion of the PIES to common stock in July 2005. While this early conversion had a

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non-cash earnings impact in 2005, it reduces annual cash interest payments by $23.1 million through September 2007.

Discontinued Operations

Discontinued Operations reported EBITDA of $.7 million in 2005, compared to $247.3 million in 2004. Included in discontinued operations are Aquila’s Kansas electric and Michigan, Minnesota, and Missouri gas utility operations; the Goose Creek and Raccoon Creek merchant peaking plants in Illinois; Everest Connections; and the independent power plants and Canadian utility businesses sold in 2004.

Earnings results for the discontinued domestic utility operations were discussed in the Overall Utility Performance section above. An additional significant factor impacting 2005 results is a $159.5 million impairment of the Illinois peaking facilities to reduce their book value to current fair market value. In 2004, gains totaling $74 million were realized on the sale of the independent power plants and Canadian utility businesses.

Liquidity

The most significant activity impacting Aquila’s working capital is the purchase of natural gas for its gas utility customers. During the winter heating season, higher natural gas consumption and higher natural gas prices such as those experienced in 2005 result in significantly higher working capital requirements. Aquila uses a combination of revolving credit and letter of credit facilities and cash on hand to meet these peak requirements. The company currently has total capacity under such facilities of approximately $590 million, and had borrowed or issued letters of credit against that capacity in the amount of $162.9 million at December 31, 2005.

Conference Call, Webcast and Additional Information

This morning at 9:30 a.m. Eastern Time, Aquila will host a conference call and webcast in which senior executives will review 2005 results. Participants will be Chief Executive Officer Richard C. Green, Chief Operating Officer Keith Stamm and Chief Financial Officer Rick Dobson.

To access the live webcast via the Internet, go to Aquila’s website at www.aquila.com and click “Presentations & Webcasts” in the “Investor Information” section. Listeners should allow at least five minutes to register and access the presentation. For those unable to listen to the live broadcast, an online replay will be available for two weeks at the same location on the website

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(“Investor Information”), beginning approximately two hours after the presentation. Replay also will be available by telephone through Tuesday, March 14, 2006 at 800-405-2236 in the United States, and at 303-590-3000 for international callers. Callers need to enter the access code 11055503 when prompted.

Based in Kansas City, Missouri, Aquila operates electricity and natural gas transmission and distribution utilities serving customers in Colorado, Iowa, Kansas, Michigan, Minnesota, Missouri and Nebraska. The company also owns and operates power generation assets. At December 31, 2005, Aquila had total assets of $4.6 billion. More information is available at www.aquila.com.

“EBITDA”

Aquila uses the term “earnings before interest, taxes, depreciation and amortization (EBITDA)” as a performance measure for segment financial analysis. The term is not meant to be considered an alternative to net income or cash flows from operating activities, which are determined in accordance with generally accepted accounting principles. In addition, the term may not be comparable to similarly titled measures used by other companies.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements involve risks and uncertainties, and certain important factors can cause actual results to differ materially from those anticipated. The forward-looking statements contained in this press release include:

•

The company expects to continue making progress in its repositioning plan in 2006 by closing its pending asset sales, improving operational efficiency, and using net sale proceeds to retire debt and other long-term liabilities and generally improve its credit profile. Some important factors that could cause actual results to differ materially from those anticipated include:

•

The receipt of regulatory approvals and third-party consents is largely outside of the company’s control. Regulators or contractual counterparties may refuse to provide the approvals and consents required to complete the asset sales, or the receipt of such approvals and consents may be delayed beyond 2006;

•	The company may not be able to improve operational efficiencies in a magnitude that would help improve its credit profile; and
•

The company may not be able to retire a sufficient principal amount of debt and other long-term liabilities in a manner that maximizes its net sale proceeds or improves its credit profile sufficiently.

•

The company is developing a plan to eliminate the majority of the allocated costs related to the utilities that are being sold when the support services are no longer required, and expects that a portion of the costs will be reallocated to the remaining utility divisions for recovery in future rate cases. Some important factors that could cause actual results to differ materially from those anticipated include:

•	The company may not be able to improve operational efficiencies in a magnitude that would help improve its credit profile; and
•	Regulatory commissions may not approve some or all of any cost reallocations in future rate cases or allow it to retain any savings garnered through business process initiatives.

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AQUILA, INC.

Consolidated Statements of Income

	3 Months Ended Dec. 31,		Year Ended Dec. 31,
In millions, except per share amounts	2005	2004	2005	2004
Sales	$397.7	$272.0	$1,314.2	$971.0
Cost of sales	300.2	205.7	863.7	721.2
Gross profit	97.5	66.3	450.5	249.8
Operating expenses:
Operating expenses	103.3	88.0	351.0	357.2
Restructuring charges	—	—	6.6	.9
Net (gain) loss on asset sales and other charges	(1.3)	52.1	55.4	188.3
Total operating expenses	102.0	140.1	413.0	546.4
Other income (expense):
Equity in earnings of investments	—	—	—	2.1
Other income	3.0	4.8	18.0	19.2
Total other income	3.0	4.8	18.0	21.3
Earnings (loss) before interest and taxes, depreciation and amortization	(1.5)	(69.0)	55.5	(275.3)
Depreciation and amortization expense	28.0	25.9	106.4	102.8
Total interest expense	34.7	40.3	150.2	184.5
Loss from continuing operations before income taxes	(64.2)	(135.2)	(201.1)	(562.6)
Income tax benefit	(23.0)	(52.4)	(43.1)	(214.3)
Loss from continuing operations	(41.2)	(82.8)	(158.0)	(348.3)
Earnings from discontinued operations, net of tax	(86.6)	1.8	(72.0)	55.8
Net loss	$(127.8)	$(81.0)	$(230.0)	$(292.5)
Weighted average shares outstanding – diluted*	374.4	352.6	363.3	251.4
Loss per share from continuing operations – diluted	$(.11)	$(.22)	$(.40)	$(1.35)
Earnings per share from discontinued operations – diluted	(.23)	.01	(.20)	.22
Net loss per share – diluted	$(.34)	$(.21)	$(.60)	$(1.13)

* Weighted average shares outstanding increased in 2005 over 2004 as a result of the August 24, 2004, issuance of 46.0 million shares of common stock and 13.8 million PIES which were equivalent to 110.9 million common shares and the issuance of 131.4 million common shares in exchange for 98.9% of the PIES.

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AQUILA, INC.

Earnings (Loss) Before Interest and Taxes, Depreciation and Amortization (EBITDA)

	3 Months Ended December 31,		Favorable
In millions	2005	2004	(Unfavorable)
Utilities:
Electric Utilities	$7.9	$24.4	$(16.5)
Gas Utilities	13.8	10.3	3.5
Total Utilities	21.7	34.7	(13.0)
Merchant Services	(12.9)	(88.9)	76.0
Corporate and Other:
International Networks	(.4)	1.9	(2.3)
Communications	(.3)	.3	(.6)
Corporate	(9.6)	(17.0)	7.4
Total Corporate and Other	(10.3)	(14.8)	4.5
Total EBITDA	(1.5)	(69.0)	67.5
Depreciation and amortization	28.0	25.9	(2.1)
Interest expense	34.7	40.3	5.6
Loss from continuing operations before income taxes	$(64.2)	$(135.2)	$71.0

	Year Ended December 31,		Favorable
In millions	2005	2004	(Unfavorable)
Utilities:
Electric Utilities	$147.7	$130.3	$17.4
Gas Utilities	33.6	34.9	(1.3)
Total Utilities	181.3	165.2	16.1
Merchant Services	(22.6)	(416.7)	394.1
Corporate and Other:
International Networks	(1.0)	2.4	(3.4)
Communications	(.8)	4.2	(5.0)
Corporate	(101.4)	(30.4)	(71.0)
Total Corporate and Other	(103.2)	(23.8)	(79.4)
Total EBITDA	55.5	(275.3)	330.8
Depreciation and amortization	106.4	102.8	(3.6)
Interest expense	150.2	184.5	34.3
Loss from continuing operations before income taxes	$(201.1)	$(562.6)	$361.5

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AQUILA, INC.

Consolidated Balance Sheets

	December 31,	December 31,
In millions	2005	2004
ASSETS
Cash and cash equivalents	$14.2	$218.5
Restricted cash	10.9	22.8
Funds on deposit	264.9	353.1
Accounts receivable, net	399.5	341.8
Price risk management assets	200.0	124.9
Other current assets	185.6	168.3
Current assets of discontinued operations	269.0	220.7
Total current assets	1,344.1	1,450.1
Property, plant and equipment, net	1,877.3	1,810.0
Price risk management assets	177.7	136.1
Prepaid Pension	68.3	67.5
Other assets	265.4	285.1
Non-current assets of discontinued operations	897.9	1,028.5
Total Assets	$4,630.7	$4,777.3

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current maturities of long-term debt	$88.3	$41.4
Accounts payable	356.2	366.2
Price risk management liabilities	164.9	136.1
Other current liabilities	354.1	277.2
Current liabilities of discontinued operations	31.1	33.5
Total current liabilities	994.6	854.4
Long-term debt, net	1,891.2	2,325.0
Deferred income taxes and credits	71.5	148.0
Price risk management liabilities	138.9	102.3
Long-term gas contracts, net	17.2	32.9
Other liabilities	144.4	130.4
Non-current liabilities of discontinued operations	63.0	53.8
Common shareholders’ equity	1,309.9	1,130.5
Total Liabilities and Shareholders’ Equity	$4,630.7	$4,777.3

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